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Exhibit 10.76

[Translation]

Comprehensive Credit-extension Agreement

        Contract No.: ShenFaHangGaoXin ZongZi 20020001

Party A:	GaoXin sub-branch, Hangzhou Branch, Shenzhen Development Bank,
Address: No. 508, Wensan Rd. Hangzhou
Tel.: 0086571-88225363
Fax: 0086571-88225350
Party B:	UTStarcom Telecom Co. Ltd.
Address: No. 129, Wenyi Rd. Hangzhou
Tel.: 0086571-65542030
Fax: 0086571-65542058

        WHEREAS Party B intended to apply for comprehensive credit extension to Party A, and Party A agreed to grant Party B such comprehensive credit extension after examination. In light of the related laws, and through equal negotiation, both parties hereby reach the Agreement as follows and agree it is binding on them both:

Article One: Terms on credit extension

        1.    Maximum credit extension margin (or in the equivalence) is RMB Four Hundred Million Yuan

        2.    Term of the credit extension is totally Twelve months, from June 26 of 2002 to June 26 of 2003. During the term of the credit extension, Party B may use the credit margin in the form of roll-over, but the summation of the credit margin already used by Party B shall not exceed the maximum credit margin. The usage manner, usage period, amount and the like of the every sub-credit margin shall be negotiated by the parties, and the usage period can exceed the term of the comprehensive credit extension in the event such sub-credit margin is commenced within the term of the comprehensive credit extension.

Article Two: The form of the comprehensive credit extension

        The comprehensive credit margin can be used in the form of loan, letter of credit, bill of exchange for import and export, guarantee for the production of bill of lading, packing loan, discount, acceptance, letter of guarantee and warranty.

Article Three: The Usage of the comprehensive credit extension

        Party B may apply to Party A for usage of the comprehensive credit extension, after examination and agreed by Party A, the Parties shall thereby execute the relative business contract.

Article Four: Surety for the comprehensive credit margin

        To ensure the prompt repayment of the debt under this Agreement, the following means of security are adopted:

        1.    All of the debt of Party B under this Agreement shall be jointly warranted by UTStarcom (China) Co., Ltd.; which signed the Comprehensive Credit Margin Guarantee Contract with Party A at the contract no. as "ShenFaHangGaoXinZongBao20020001".

Article Five: Governing Law and Settlement of Disputes

        This Agreement is concluded according to and governed by the law of the People's Republic of China. Both Parties shall settle through friendly negotiation or mediation any dispute arising out of or relating with the performance of this Agreement. If negotiation or mediation fails, either party may file an action at the court at the site of which Party A is located.

Article Six: Effectiveness of This Agreement

        This Agreement comes into effect when both Parties sign and seal this Agreement and when the Contract of Security for this Agreement has been executed and all necessary registration has been completed.

Article Seven: This Agreement has four originals with same effectiveness, among which Party A has two, Party B has one and Guarantor has one.

Party A (Stamp)	Party B (Stamp)
Legal representative	Legal representative
Date: June 26, 2002

Translation Certification

        I hereby certify that the foregoing represents a fair and accurate English translation of the original Chinese document.

Dated: July 30, 2002

By:	/s/ MICHAEL J. SOPHIE Michael J. Sophie Chief Financial Officer

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Translation Certification